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                                                                    EXHIBIT 10.1


                                16 SEPTEMBER 2003

                         HARVEST NATURAL RESOURCES, INC.

                        YUKOS OPERATIONAL HOLDING LIMITED

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                                    AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                         A 34% PARTICIPATION INTEREST IN
                                 OOO "GEOILBENT"

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                     [FRESHFIELDS BRUCKHAUS DERINGER LOGO]
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                                    CONTENTS

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CLAUSE                                                                                                  PAGE
1.       INTERPRETATION.............................................................................      1

2.       SALE OF THE SHARE AND THE HARVEST PAYABLES AND PRICE.......................................      5

3.       CONDITIONS PRECEDENT.......................................................................      6

4.       INTERIM PERIOD.............................................................................      8

5.       COMPLETION.................................................................................     11

6.       RESTRICTIONS ON VENDOR.....................................................................     13

7.       WARRANTIES.................................................................................     14

8.       LIMITATIONS ON CLAIMS......................................................................     15

9.       PURCHASER'S WARRANTIES.....................................................................     15

10.      TERMINATION................................................................................     17

11.      WITHHOLDING TAX............................................................................     17

12.      ENTIRE AGREEMENT...........................................................................     18

13.      VARIATION..................................................................................     18

14.      ASSIGNMENT.................................................................................     18

15.      ANNOUNCEMENTS, CONFIDENTIALITY AND RETURN OF INFORMATION...................................     18

16.      COSTS......................................................................................     20

17.      SEVERABILITY...............................................................................     20

18.      FURTHER ASSURANCE..........................................................................     20

19.      NOTICES....................................................................................     21

20.      WAIVERS/RIGHTS AND REMEDIES................................................................     22

21.      NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999...............................     23

22.      GOVERNING LAW AND DISPUTE RESOLUTION.......................................................     23
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
23.      COUNTERPARTS...............................................................................     23

SCHEDULE 1 DETAILS OF THE COMPANY...................................................................     25

SCHEDULE 2 THE LICENCES.............................................................................     26

SCHEDULE 3 THE WARRANTIES...........................................................................     27

SCHEDULE 4 THE ESCROW AGENT'S ACKNOWLEDGEMENT.......................................................     32

SCHEDULE 5 NOTIFICATION OF THE PROPOSED SALE TO MINLAY..............................................     33

SCHEDULE 6 MINLAY'S RESPONSE........................................................................     34

SCHEDULE 7 CERTIFICATE OF NO REVOCATION BY MINLAY...................................................     35

SCHEDULE 8 NOTIFICATION OF THE PROPOSED SALE TO THE COMPANY.........................................     36

SCHEDULE 9 THE COMPANY'S EXPRESS WAIVER.............................................................     37

SCHEDULE 10 CERTIFICATE OF NO REVOCATION BY THE COMPANY.............................................     38

SCHEDULE 11 CERTIFICATE OF THE COMPANY'S IMPLIED WAIVER.............................................     39

SCHEDULE 12 TRANSFER OF OWNERSHIP NOTIFICATION TO THE COMPANY.......................................     40

SCHEDULE 13 ASSIGNMENT OF HARVEST PAYABLES..........................................................     41

SCHEDULE 14 IRREVOCABLE ESCROW RELEASE INSTRUCTION..................................................     43

SCHEDULE 15 LIMITATIONS ON THE VENDOR'S LIABILITY...................................................     45

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THIS AGREEMENT is made on 16 September 2003

BETWEEN

(1) HARVEST NATURAL RESOURCES, INC., a corporation organised under the laws of Delaware, USA, whose principal place of business is at 15835 Park Ten Place Drive, Suite 115, Houston, Texas 77084, USA (the VENDOR); and

(2) YUKOS OPERATIONAL HOLDING LIMITED, a company organised under the laws of Cyprus, whose principal place of business is at Artemidos 4, City House, P.C. 6030, Larnaca, Cyprus (the PURCHASER).

WHEREAS

(A) OOO "Geoilbent" (the COMPANY) is a limited liability company organised and existing under the laws of the Russian Federation. The Vendor is the sole legal and beneficial owner of a participation interest in the Company (which is equal to 34% of the charter capital of the Company and has a nominal value of RUR 21,405,639.40) and is named in the Foundation Documents (as hereinafter defined) as the holder of such participation interest in the Company.

(B) The Vendor has agreed to sell such participation interest in the Company to the Purchaser, and to assign to the Purchaser certain debts outstanding and payable by the Company to the Vendor, for the consideration and upon the terms set out in this Agreement.

IT IS AGREED as follows:

1.       INTERPRETATION

1.1 Words and expressions used in this Agreement shall, unless the context requires otherwise, have the following meanings:

ACCOUNTS means the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company in respect of the financial year ended on the Accounts Date, together with any notes, reports, statements or documents included in or annexed to them, prepared in accordance with GAAP (as hereinafter defined);

ACCOUNTS DATE means 30 September 2002;

BUSINESS DAY means a day (excluding Saturdays and Sundays) on which banks generally are open in all three of London, Moscow and New York for the transaction of normal banking business;

CHARTER means the Amended and Restated Charter of the Limited Liability Company "Geoilbent" approved by the general meeting of the Company's participants on 9 January 2002 and registered with the State Registration Chamber on 1 March 2002

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(as the same may be subsequently amended in accordance with the laws of the
Russian Federation);

CLAIM means any claim for breach of a Warranty (as hereinafter defined);

COMPLETION means completion of the sale and purchase of the Share and the Harvest Payables (each as hereinafter defined) under this Agreement in accordance with clause 5;

COMPLETION DATE means the date on which Completion shall occur;

CONDITIONS means the conditions set out in clause 3.1;

DATA means all agreements, documents, logs, tapes, maps, books, records, files and other data relating to the business of the Company and the Licences which is in the possession of or held on behalf of the Company;

DISCLOSURE LETTER means the letter dated the date of this Agreement from the Vendor to the Purchaser, as such letter may be amended by the Vendor at the Completion Date;

DUE DILIGENCE means the investigation, inquiry and review by the Purchaser's Group (as hereinafter defined), and their advisers of the Vendor, the Share and the Company's financial, legal and business affairs including, without limitation, the condition of the Company's assets and operations as well as its business prospects based on geological and other analyses;

EBRD means the European Bank for Reconstruction and Development;

EBRD CREDIT AGREEMENT means the Credit Agreement dated 21 November 1996 between the Company and EBRD, as amended and restated by an Agreement dated 23 September 2002;

EBRD PLEDGE AGREEMENT means the Agreement for Pledge of Shares in Limited Liability Company "Geoilbent" dated 23 June 1997 among the Vendor, EBRD and ZAO International Moscow Bank, as amended and restated by an Amendment Agreement dated 30 September 2002;

EBRD RETENTION AGREEMENT means the Performance, Subordination and Share Retention Agreement dated 9 April 1997 among the Company, EBRD, ZAO International Moscow Bank, the Vendor and others (which was novated to make Minlay (as hereinafter defined) a party thereto on 7 February 2002), as amended by an Amendment Agreement dated 30 September 2002;

ESCROW ACCOUNT means the interest-bearing account established as of the date of this Agreement pursuant to the Escrow Agreement (as hereinafter defined);

ESCROW AGENT means Citibank, N.A., London branch;

ESCROW AGREEMENT means the Escrow Agreement, dated as of the date of this Agreement, among the Purchaser, the Vendor and the Escrow Agent;

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FINANCING AGREEMENTS has the meaning given to it in the EBRD Credit Agreement;

FOUNDATION AGREEMENT means the Amended and Restated Agreement on Foundation and Activity of the Limited Liability Company "Geoilbent" approved by the general meeting of the Company's participants on 9 January 2002 and registered with the State Registration Chamber on 1 March 2002 (as the same may be subsequently amended in accordance with the laws of the Russian Federation);

FOUNDATION DOCUMENTS means the Charter and the Foundation Agreement;

GAAP means generally accepted accounting principles in the United States of America;

HARVEST PAYABLES means all debts outstanding and payable by the Company to the Vendor (including principal, interest and all other amounts payable as of 30 June 2003) under and pursuant to (a) the Subordinated Shareholder Loan (as hereinafter defined), (b) the Services Agreement (as hereinafter defined), and
(c) all other additional agreements entered into between the Vendor and the Company in furtherance of the transactions contemplated by the Services Agreement;

INTERIM PERIOD means the period between the date hereof and the Completion Date;

LICENCES means (a) the licences listed in Schedule 2, (b) any licensing agreements or other documents attached to or otherwise forming part of such licences, (c) any extensions, amendments, variations and renewals of or substitutions in respect of the whole or any part of such licences, licensing agreements or other documents, and (d) the interests of the Company in and under
(a), (b) and (c);

LLC LAW means the Russian Federal Law No. 14-FZ of 8 February 1998 on Limited Liability Companies;

MAP means the Ministry for Antimonopoly Policy and Support for Entrepreneurship of the Russian Federation;

MINLAY means OAO Minlay, an open stock company organised and existing under the laws of the Russian Federation, which as at the date of this Agreement owns a participation interest in the Company (which is equal to 66% of the charter capital of the Company with a nominal value of RUR 41,552,123.60) and is named in the Charter as the holder of such participation interest in the Company;

NOTARY means a person licensed as a notary public under the laws of the Russian Federation who shall be jointly selected by the Purchaser and the Vendor for the purposes of clauses 5.2 and 5.3;

PARTY or PARTIES means a party or the parties to this Agreement;

PETROLEUM includes any mineral oil or relative hydrocarbon, natural gas existing in its natural condition in strata, as well as natural gas condensate, to which the Company has a right under the Licences;

                                                                          Page 3
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PROJECT AGREEMENTS has the meaning given to it in the EBRD Credit Agreement;

PURCHASER'S GROUP means the Purchaser, any controlling entity of the Purchaser and the direct and indirect subsidiaries of such controlling entity from time to time (including the Company on or after Completion), all of them and each of them as the context admits, and MEMBER OF THE PURCHASER'S GROUP shall be construed accordingly;

ROUBLE or RUR means the lawful currency of the Russian Federation;

SECURITY INTEREST means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

SERVICES AGREEMENT has the meaning given to it in the EBRD Credit Agreement;

SHARE means a participation interest in the Company which is equal to 34% of the charter capital of the Company, has a nominal value of RUR 21,405,639.40 and as at the date of this Agreement is legally and beneficially owned by the Vendor;

SUBORDINATED SHAREHOLDER LOAN means the Subordinated Loan Agreement between the Vendor and the Company dated 14 June 2002;

US DOLLAR or USD means the lawful currency of the United States of America;

VENDOR'S GROUP means the Vendor and the direct and indirect subsidiaries of the Vendor from time to time, (including the Company before Completion), all of them and each of them as the context admits, and MEMBER OF VENDOR'S GROUP shall be construed accordingly; and

WARRANTIES means the warranties set out in Schedule 3.

1.2      In this Agreement, unless the context otherwise requires:

(a)      references to clauses are references to clauses of this Agreement;

(b) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement;

(c) references to one GENDER include all genders, references to the singular number include the plural number, and vice versa, and references to PERSONS include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(d) any reference to an ENACTMENT or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(e) any statement qualified by the expression TO THE BEST KNOWLEDGE OF THE VENDOR or SO FAR AS THE VENDOR IS AWARE or any similar expression shall be deemed to include an additional statement that it has been made after reasonable enquiry

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         by Peter Hill, the President and Chief Executive Officer of the Vendor,
         of Avgeny Grebenshikov, the General Director of the Company, within three Business Days prior to the date of this Agreement and again within three Business Days prior to the Completion Date and shall be deemed to refer only to the actual knowledge of Peter Hill, Stephen Tholen and Kerry Brittain, the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President, General Counsel and Corporate Secretary of the Vendor, respectively; and

(f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.3 The Schedules comprise schedules to this Agreement and form part of this Agreement.

2.       SALE OF THE SHARE AND THE HARVEST PAYABLES AND PRICE

2.1      Subject to the terms of this Agreement:

(a) the Vendor shall sell, and the Purchaser shall purchase, the legal and beneficial ownership of the Share with effect from the Completion Date free and clear from all Security Interests (except the Security Interest and other related rights granted to EBRD pursuant to the EBRD Pledge Agreement), options, equities, claims or other third party rights (including the rights of pre-emption of Minlay and the Company) of any nature whatsoever, together with all rights attaching to it;

(b) the Vendor shall sell all of its rights, title and interest to the Harvest Payables to the Purchaser, and the Purchaser shall purchase such rights, title and interest to the Harvest Payables, free from all liens, charges and encumbrances of any nature whatsoever.

2.2 The total price payable by the Purchaser to the Vendor for the Share and the Harvest Payables shall be the sum of USD 75,000,000 of which the purchase price payable for the Share shall be the sum of USD 69,500,000 and the purchase price payable for the Harvest Payables shall be the sum of USD 5,500,000.

2.3 The Purchaser has already paid to the Vendor on 15 May 2003 the sum of USD 2,000,000 as earnest money deposit (the EARNEST MONEY DEPOSIT), the receipt whereof the Vendor hereby acknowledges. The Earnest Money Deposit shall upon Completion be credited towards the total price payable for the Share and the Harvest Payables as provided in clause 5.3(b), and shall otherwise not be refundable by the Vendor to the Purchaser under any circumstances.

2.4 The Purchaser acknowledges that, in order to meet the Vendor's requirement that the Purchaser secure its obligation to pay USD 73,000,000 to the Vendor in accordance with the terms of this Agreement by making an advance payment of such

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amount to the Vendor upon signing of this Agreement or by opening an irrevocable letter of credit, confirmed by a first class western bank acceptable to the Vendor, in favour of the Vendor for such amount upon signing of this Agreement or by paying such amount into an escrow account upon signing of this Agreement, the Purchaser agreed to pay such amount into an escrow account. Accordingly, the Purchaser has paid into the Escrow Account upon signing of this Agreement the sum of USD 73,000,000 (the ESCROW AMOUNT), the receipt whereof the Escrow Agent has acknowledged in accordance with the terms of the Escrow Agreement by the facsimile message attached as Schedule 4. The Escrow Amount, being the balance amount of the total price payable for the Share and the Harvest Payables after the Earnest Money Deposit is credited towards such total price, shall upon Completion be transferred to the Vendor as provided in clause 5.3, or shall, subject to clause 5.5, be returned to the Purchaser in the event the Parties are unable to complete the sale and purchase of the Share and the Harvest Payables and this Agreement is terminated accordingly.

2.5 If any payment is made by the Vendor to the Purchaser under or in respect of any breach of this Agreement (including, without limitation, any Claim), the payment shall so far as legally possible be treated as a reduction in the price paid for the Share and the Harvest Payables.

3.       CONDITIONS PRECEDENT

3.1 Completion of the sale and purchase of the Share and the Harvest Payables shall be conditional upon the following conditions having been fulfilled:

(a) the Warranties shall be true and correct in all material respects on and as of the Completion Date by reference to the facts and circumstances then existing with the same force and effect as though made by the Vendor on and as of such date;

(b) all of the covenants, undertakings, obligations and agreements required by this Agreement to be performed and complied with by the Vendor on or prior to the Completion Date shall have been duly performed and complied with;

(c) no provision of any applicable law or regulation shall be in force and no judgment, injunction, order or decree shall have been issued:

                  (i) prohibiting the consummation of the transactions contemplated by this Agreement, or

                  (ii) restraining or prohibiting the operation of the Company's business in whole or in part;

(d) EBRD shall have granted its written consent pursuant to (or have granted a written waiver of the application of (as the case may be)) such provisions of the Financing Agreements and the Project Agreements as EBRD may deem fit in order to permit the consummation of the transactions contemplated by this Agreement, and all conditions to which the grant of such consent and waiver shall be subject and which shall be required by EBRD to be fulfilled prior to Completion shall have been fulfilled;

(e) the Vendor shall have delivered to Minlay (simultaneously with notifying the Company as provided in clause 3.1(f)), in accordance with
         Article 21 of the Foundation Agreement, a notification in the form attached as Schedule 5 (accompanied by a copy of this Agreement), informing Minlay of the Vendor's intention to sell the Share to the Purchaser as contemplated by this Agreement, 30 calendar days shall have passed since the delivery of such notification (accompanied by a copy of this Agreement), and the Purchaser shall have received from the
         Vendor:

                  (i) during such 30 calendar day period, Minlay's original response to such notification substantially in the form attached as Schedule 6, and signed on behalf of Minlay by its general director or a person authorised pursuant to a power of attorney issued by such general director, whereunder Minlay shall have (A) granted its consent to the sale of the Share in accordance with Article 10.1 of the Charter and
                           Article 12.1 of the Foundation Agreement, and (B) expressly waived the exercise of its right of pre-emption in respect of the Share, and

                  (ii) upon expiration of such 30 calendar day period, a certificate in the form attached as Schedule 7 and duly signed on behalf of the Vendor confirming that the Vendor has received no written communication from Minlay during such 30 calendar day period that would constitute a revocation of the waiver specified in clause 3.1(e)(i)(B) through an express exercise by Minlay of its right of pre-emption in respect of the Share, provided that the Condition set out in this clause 3.1(e) shall be also deemed fulfilled if at any time during such 30 calendar day period (X) Minlay or the successor in title to Minlay's 66% participation interest, as the case may be, transfers the legal and beneficial ownership of its 66% participation interest in the Company to any member of the Purchaser's Group, or (Y) any member of the Purchaser's Group enters into any legally binding agreement whereunder such member of the Purchaser's Group is entitled to direct or approve the exercise of Minlay's vote or the vote of the successor in title to Minlay's 66% participation interest in the Company, as the case may be, as a Company participant, or otherwise acquires indirect control over the said 66% participation interest;

(f) the Vendor shall have duly informed the Company (simultaneously with Minlay as provided in clause 3.1(e)), through a notification in the form attached as Schedule 8 (accompanied by a copy of this Agreement), of the Vendor's intention to sell the Share as contemplated by this Agreement, 40 calendar days shall have passed since the Vendor notified the Company as such, and the Purchaser shall have received from the
         Vendor:

                  (i) during such 40 calendar day period, an original of the Company's written waiver of the exercise of its right of pre-emption in respect of

                                                                          Page 7
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                  the Share, which waiver shall be in the form attached as
                  Schedule 9 and shall have been signed on behalf of the Company by the Company's general director, and

         (ii) upon expiration of such 40 calendar day period, a certificate in the form attached as Schedule 10 and duly signed on behalf of the Vendor confirming that it has received no written communication from the Company during such 40 calendar day period that would constitute a revocation of such waiver through an express exercise by the Company of its right of pre-emption in respect of the Share;

         provided that the Condition set out in this clause 3.1(f) shall also be deemed fulfilled if, in the alternative, the Vendor shall have delivered to the Purchaser upon expiration of such 40 calendar day period a certificate in the form attached as Schedule 11 and duly signed on behalf of the Vendor confirming that the Company has impliedly waived the exercise of its right of pre-emption in respect of the Share by taking no action to exercise such right during such 40 calendar day period; and

(g) the Purchaser shall have obtained all governmental or regulatory consents, waivers, authorisations and approvals (including, without limitation, the final consent of MAP) to the consummation of the transactions contemplated by this Agreement.

3.2 The Vendor undertakes to use all reasonable endeavours to procure the fulfilment of the Conditions set out in clause 3.1(a), (b), (d), (e) and (f) as soon as reasonably practicable and in any event within 60 calendar days after the date of this Agreement.

3.3 The Purchaser undertakes to use all reasonable endeavours to procure the fulfilment of the Conditions set out in clause 3.1(d) and (g) as soon as reasonably practicable and in any event within 60 calendar days after the date of this Agreement.

3.4 The Vendor shall provide, and shall use its reasonable endeavours in its capacity as a Company participant under the LLC Law and the Foundation Documents to procure that the Company shall provide, all assistance and co-operation as the Purchaser may require in order to obtain the consent of MAP as contemplated by clause 3.1(g).

3.5 The Purchaser shall be entitled, by written notice to the Vendor, to waive any or all of the Conditions set out in clause 3.1(a), (b), (e), (f) and
(g) either in whole or in part.

4.       INTERIM PERIOD

4.1 During the Interim Period, the Vendor shall not exercise its right to vote on the basis of its participation interest in the Company without the Purchaser's prior written consent (such consent not to be unreasonably withheld or delayed), and the Vendor shall remain subject to all of its other obligations in respect of the Interim Period pursuant to this Agreement without limiting the generality of this clause 4.1.

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

4.2      During the Interim Period, the Vendor shall also:

(a) consult with the Purchaser and keep the Purchaser reasonably informed of all matters of which the Vendor is aware relating to the Licences other than those of a minor or routine nature;

(b) use its reasonable endeavours within the scope of the LLC Law and the Foundation Documents (especially taking into account the restrictions on confidentiality set forth in Article 18 of the Foundation Agreement) to request copies from the Company of such books and records of the Company (including, without limitation, all statutory books, minute books, leases, contracts and licences) as the Purchaser may reasonably request, and shall deliver such copies to the Purchaser reasonably promptly upon their receipt from the Company;

(c) not allow any act or omission, to the extent it is not beyond the Vendor's control, which would constitute or give rise to a material breach of any Warranty if the Warranties were to be repeated on or any time before Completion by reference to the facts and circumstances then existing;

(d) ensure that prompt disclosure is made to the Purchaser of all relevant information which comes to the notice of the Vendor in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(e) not vote in its capacity as a Company participant under the LLC Law and the Foundation Documents in favour of the distribution and payment of any dividend or other distribution of the Company's net profits (within the meaning of Article 28 of the LLC Law) to be paid or made by the Company;

(f) not allow any transaction outside the ordinary or usual course of business between the Company on the one hand and the Vendor on the other hand and not vote in its capacity as a Company participant under the LLC Law and the Foundation Documents in favour of:

                  (i) any agreement, contract, arrangement or transaction (whether or not legally binding) that otherwise constitutes an "interested party transaction" or a "major transaction" under the LLC Law without the Purchaser's prior written consent (such consent not to be unreasonably withheld or delayed), and

                  (ii) any action cancelling, revoking or withdrawing the Company's grant of the waiver, if any, contemplated by clause 3.1(f) or allowing the Company to demand that the Purchaser's rights and obligations under this Agreement be assigned or transferred to or assumed by the Company within the meaning of Article 21(4) of the LLC Law;

(g) not pledge, sell, charge, transfer or otherwise encumber the Share save for the grant to EBRD of any Security Interests or other related rights pursuant to the Financing Agreements and save for any pre-emption rights existing under the LLC Law and the Foundation Documents;

(h) use its reasonable endeavours within the scope of the LLC Law and the Foundation Documents (especially taking into account the restrictions on confidentiality set forth in Article 18 of the Foundation Agreement) to request such information from the Company regarding the business, assets, liabilities, contracts and affairs of the Company as the Purchaser may reasonably request, and to convey such information to the Purchaser reasonably promptly upon its receipt from the Company;

(i) not vote in its capacity as a Company participant under the LLC Law and the Foundation Documents in favour of the Company, except as otherwise contemplated by this Agreement, creating, allotting, issuing or granting (or agreeing to do so) any share or loan capital or option in respect of any share or loan capital;

(j) not vote in its capacity as a Company participant under the LLC Law and the Foundation Documents in favour of any increase in the remuneration of the general director of the Company without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and

(k) ensure that the amount of any loans (except accrued interest) owed by the Company to the Vendor as at the date of this Agreement shall not be increased and that the Company shall not incur any new loans (except accrued interest) owed to the Vendor.

4.3 During the Interim Period, the Vendor shall use its reasonable endeavours in its capacity as a Company participant under the LLC Law and the Foundation Documents, to the extent that the Vendor has actual knowledge of any acts or omissions of the Company relating to the matters covered by this clause 4.3, to procure that the Company:

(a) carries on its business in the ordinary and usual course, including, without limitation, not entering into any material agreement, contract, arrangement or transaction other than in such ordinary and usual course;

(b)      takes all reasonable steps to preserve and protect its assets;

(c) does not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) sell, charge, transfer, assign or encumber in any manner whatsoever the Licences or any other assets of the Company save for the sale of Petroleum in the ordinary and usual course of business and the grant to EBRD of any Security Interests or other related rights pursuant to the Financing Agreements;

(d) does not agree to any termination or material amendment of any Licence without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed);

(e) conducts all business in relation to the Licences in a proper manner and in accordance with the applicable laws of the Russian Federation and continues to take all reasonable steps in accordance with the Vendor's and the Company's normal business practice to preserve and protect the Licences; and

(f) maintains all insurance policies that are in effect on the date of this Agreement in relation to the Licences and that any claims against insurers for loss or damage relating to the Licences suffered prior to Completion are diligently pursued.

4.4 If, pending Completion, a material decision is required to be taken by the Company, or by the Vendor in its capacity as a Company participant under the LLC Law and the Foundation Documents, under or in connection with any of the Licences on a matter relating to or affecting any Licences (including without limitation a matter on which a vote is required under any of the Licences) the Vendor shall:

(a) to the extent the Vendor has actual knowledge of and actual details of that matter or the result of such material decision, as soon as reasonably practicable, supply the Purchaser with details of that matter and/or inform the Purchaser of the outcome of such material decision;

(b) prior to taking or participating in taking the decision (to the extent that the Vendor actually participates in the taking of such decision) or exercising its vote or thereafter instructing its representatives to vote (to the extent that the decision to be taken is a matter upon which a participants' vote is required under the LLC Law and the Foundation Documents), to consult (to the extent practicable) with the Purchaser in relation to that matter and record the directions of the Purchaser in respect thereof; and

(c) as soon as reasonably practicable after the taking of any such decision or the exercise of any such vote by the Vendor under clause 4.4 (b) (to the extent the Vendor actually participated in the taking of such decision or the exercise of such vote) inform the Purchaser of the result.

5.       COMPLETION

5.1 The sale and purchase of the Share and the Harvest Payables shall be completed at the offices of Freshfields Bruckhaus Deringer, Moscow, on the third Business Day following the fulfilment (or waiver) of all the Conditions or on such other day as may be agreed between the Vendor and the Purchaser (but, in any event, within five Business Days after such fulfilment or waiver). The events referred to in the following provisions of this clause 5 shall take place on Completion.

5.2 The Vendor and the Purchaser shall execute the notification of transfer of ownership of the Share in the form attached as Schedule 12 and shall procure that:

(a) such notification is delivered to the Company at its principal office located in the Gubkinsky Industrial Area, Purovsky District, Yamalo-Nenets Autonomous Region, the Russian Federation, in accordance with the provisions of the Foundation Documents and Article 21(6) of the LLC Law by one representative of each of Freshfields Bruckhaus Deringer (legal counsel to the Purchaser) and Baker & McKenzie (legal counsel to the Vendor) accompanied by the Notary; and

(b) such representatives and the Notary prepare a duly notarised statement recording the time, place and manner of such delivery and the name(s) and title(s) of the person(s), if any, to whom such delivery was made.

5.3 Upon receipt of verbal confirmation by the Moscow office of each of Freshfields Bruckhaus Deringer and Baker & McKenzie that their respective representatives and the Notary have completed the actions specified in clauses 5.2(a) and 5.2(b):

(a) the Vendor shall deliver to the Purchaser a deed of assignment in respect of the Harvest Payables in the form attached as Schedule 13; and

(b) the Purchaser and the Vendor shall, in satisfaction of the Purchaser's obligations under clauses 2.2 and 2.4, execute an irrevocable escrow release instruction in the form attached as Schedule 14 and cause the Escrow Agent to transfer the Escrow Amount (for same day value) by wire transfer of immediately available funds from the Escrow Account to JPMorgan Chase Bank, Houston, TX, ABA Routing #: [____], SWIFT:
         [_______], FBO: Harvest Natural Resources, Inc., Account #: [_____], which transfer, together with the simultaneous crediting of the Earnest Money Deposit towards the total price payable for the Share and the Harvest Payables as agreed by the Parties, shall amount to full payment of such total price. The Parties acknowledge and agree, for the avoidance of doubt, that the Purchaser shall be entitled to all interest and other income due and payable on the funds held in the Escrow Account whether or not the sale and purchase of the Share and the Harvest Payables is completed as contemplated by this Agreement.

Each of the Parties hereby irrevocably instructs its respective legal counsel to execute the irrevocable escrow release instruction upon receipt of verbal confirmation as referred to in this clause 5.3.

5.4 If the Vendor fails, is unable or declines to perform its material obligations required to be performed by it pursuant to clauses 5.2 and 5.3 by the last date on which Completion is required to occur, the Purchaser shall not be obliged to complete the sale and purchase of the Share and the Harvest Payables and may, in its absolute discretion, by written notice to the Vendor:

(a) terminate this Agreement (other than clauses 1, 2.3, 2.4 and 11 to 22 (apart from clauses 13 and 18)), in which case neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued prior to termination); or

(b) elect to complete this Agreement on that date, to the extent that the Vendor is ready, able and willing to do so, and specify a later date on which the Vendor shall be obliged to complete its outstanding obligations; or

(c)      elect to defer the completion of this Agreement by not more than twenty
         (20) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 5.4 shall apply, mutatis mutandis, if the Vendor fails or is unable to perform any such obligations on such other date.

5.5 If, due to any reason other than as contemplated by clause 5.4 or clause 10.1(a), (b) or (c), the Purchaser fails, is unable or declines to perform its material obligations required to be performed by it pursuant to clause 5.2 by the last date on which Completion is required to occur, the Vendor shall not be obliged to complete the sale and purchase of the Share and the Harvest Payables and may, in its absolute discretion, by written notice to the Purchaser terminate this Agreement (other than clauses 1, 2.3, 2.4 and 11 to 22 (apart from clauses 13 and 18)), in which case the Vendor shall be entitled to receive payment of the sum of USD 5,500,000 from the Escrow Amount as liquidated damages promptly upon such termination. Subject to the preceding sentence, in the event this Agreement is terminated pursuant to this clause 5.5, neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued prior to termination). The Parties acknowledge and agree that the liquidated damages payable to the Vendor pursuant to this clause
5.5 represent a genuine pre-estimate of the loss which would be suffered by the Vendor, including opportunity costs, arising out of the failure by the Purchaser to proceed with Completion.

6.       RESTRICTIONS ON VENDOR

6.1 The Vendor shall not (and shall procure that each other member of the Vendor's Group shall not) within a period of six months after Completion, directly or indirectly, solicit or endeavour to entice away from the Company, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by the Company in skilled or managerial work (excluding translators) at any time during the six months prior to Completion. For the avoidance of doubt, this restriction shall not apply to Vendor's employees and/or independent contractors seconded to the Company in accordance with the Services Agreement and all other additional agreements entered into between the Vendor and the Company in furtherance of the transactions contemplated by the Services Agreement, and the Vendor shall be entitled to remove such seconded personnel from the Company at any time before or after Completion.

6.2 Except so far as may be required by law and in such circumstances only after prior consultation with the Purchaser, the Vendor shall not (and shall procure that each other member of the Vendor's Group shall not) at any time use to the detriment of the Company any trade secret or other confidential information of a technical character which it holds in relation to the Company or its affairs.

7.       WARRANTIES

7.1 The Vendor warrants to the Purchaser in the terms of the Warranties subject to:

(a)      any matter fairly disclosed in the Disclosure Letter; and

(b) any matter apparent from the documents disclosed to the Purchaser, any member of the Purchaser's Group or any of their advisers in the Due Diligence which fairly relate to matters or circumstances covered by the Warranties, or any matter within the actual knowledge of the Purchaser, the Purchaser's Group or any of their advisers.

7.2 Each of the Warranties shall be construed as a separate warranty, and (save as expressly provided to the contrary) shall not be limited by reference to or inference from the terms of any of the other Warranties.

7.3 The Warranties shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing.

7.4 The Vendor makes no representation or warranty to the Purchaser as to the completeness, truth or accuracy of the matters disclosed in the Disclosure Letter.

7.5 Save as and only to the extent set forth in clauses 7.1 and 7.3, and save in the case of fraud, the Vendor makes no representations or warranties in respect of any circumstance, matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion, information or advice made or communicated (orally or in writing) to the Purchaser (including, without limitation, any representation, warranty, statement, opinion, information or advice made and communicated to the Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of the Vendor) and the Purchaser acknowledges and affirms that it has not relied on any such representation, warranty, statement, opinion, information or advice in entering into or carrying out the transactions contemplated by this Agreement. Except as and to the extent set forth in clauses 7.1 and 7.3 and without prejudice to the generality of the foregoing, the Vendor makes no representations or warranties as to:

(a) the quantity, quality or deliverability of Petroleum or other reserves attributable to the Licences or any of them;

(b) any geological or other interpretations or economic evaluations concerning the Licences or any of them; or

(c)      the information contained in the Data.

7.6 The Purchaser acknowledges and agrees that the only remedy available to it in respect of a breach of any provision of this Agreement shall be for damages for breach of contract and that the Purchaser shall have no claim or remedy in tort in respect of such breach. The Purchaser shall have no right to rescind or terminate this Agreement other than pursuant to clauses 5.4 and 10.

7.7 The Purchaser acknowledges that the Purchaser has had the opportunity to engage in the Due Diligence in full with regard to all objective data concerning the Company's oil and gas reserves and has relied on its own interpretations with regard to the oil and gas reserves to be found or that are recoverable under the Licences to its satisfaction and not on any interpretations of or supplied by the Vendor.

8.       LIMITATIONS ON CLAIMS

8.1 The Vendor's liability for any Claim is limited pursuant to the limitations and qualifications set out in clause 7, clause 8.2 and Schedule 15.

8.2 If the Purchaser becomes aware that any claim has been made against the Company by a third party after Completion which is likely to result in the Purchaser being entitled to make a Claim against the Vendor in respect of a breach of any Warranty:

(a) the Purchaser shall give notice of such claim to the Vendor as soon as reasonably practicable and shall use its reasonable endeavours in its capacity as a Company participant under the LLC Law and the Foundation Documents to procure that the Company gives the Vendor all reasonable facilities to investigate any such claim;

(b) the Purchaser shall use its reasonable endeavours in its capacity as a Company participant under the LLC Law and the Foundation Documents to procure that the Company takes such action as the Vendor shall reasonably request to avoid, resist or compromise any such claim (subject to the Company being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by the Vendor against all losses, costs, damages and expenses, including those of its legal advisers, incurred in connection with such claim);

(c) the Purchaser shall use its reasonable endeavours in its capacity as a Company participant under the LLC Law and the Foundation Documents to procure that the Company consults as fully as is reasonably practicable with the Vendor as regards the conduct of any proceedings arising out of such claim and, if the Vendor so requests, to permit the Vendor to participate in those proceedings at its own expense.

9.       PURCHASER'S WARRANTIES

9.1      The Purchaser warrants to the Vendor that:

(a) the Purchaser is a company duly incorporated and organised and validly existing under the laws of Cyprus;

(b) the Purchaser has the requisite power and authority to enter into, execute, deliver and perform this Agreement and, subject to clause 3.1, has obtained all corporate and other authorisations of the Purchaser and all other applicable governmental, statutory, regulatory or other consents, licenses, authorisations, waivers or exemptions to enter into and perform fully its obligations under this Agreement;

(c) neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

            (i) a violation or breach of any provision of the foundational documents of the Purchaser;

            (ii) a breach of, or give rise to a default under, any contract or other instrument to which the Purchaser is a party or by which it is bound which is material in the context of the transactions contemplated by this Agreement;

            (iii) a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Purchaser or any of its assets which is material in the context of the transactions contemplated by this Agreement; or

            (iv) save as set out in clause 3.1, a requirement for the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement which is material in the context of the transactions contemplated by this Agreement;

(d) this Agreement constitutes valid and legally binding obligations of the Purchaser enforceable in accordance with their terms;

(e) the Purchaser is not the subject of any proceedings seeking its dissolution, liquidation, or winding up. The Purchaser is able to pay its debts as they become due, is not otherwise insolvent and has not made a transfer in fraud of creditors. The Purchaser has not filed a petition seeking the appointment of a trustee, receiver, liquidator, custodian or similar official with respect to the Purchaser or any significant portion of its property, nor has any other person filed any such petition against the Purchaser; and

(f) the Purchaser is not engaged in any material litigation or arbitration or similar proceedings related to the transactions contemplated by this Agreement and to the knowledge of the Purchaser, no such litigation, arbitration or proceeding is threatened against the Purchaser.

9.2 The warranties set out in clause 9.1 shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing.

10.      TERMINATION

10.1 The Purchaser may by written notice given to the Vendor at any time prior to the Completion Date terminate this Agreement if any fact, matter or event arising or occurring after (but not before) the date of this Agreement comes to the notice of the Purchaser at any time prior to the Completion Date which:

(a)      constitutes a material breach by the Vendor of this Agreement; or

(b) would constitute a material breach of any Warranty if the Warranties were repeated on or at any time before the Completion Date by reference to the facts and circumstances then existing; or

(c) in the context of the long term financial position of the Company, materially reduces the value of the Company,

provided that (i) in determining the value of the Company for the purposes of clause 10.1(c), the determination of the purchase price for the Share agreed by the Parties under this Agreement shall be taken into account, and (ii) clause 10.1(c) shall exclude any fact, matter or event affecting or likely to affect to a similar extent generally all or most companies carrying out similar businesses in the Russian Federation, as well as any fact, matter or event arising out of or relating to the Company's reservoir performance or drilling and production operations and results.

10.2 This Agreement may also be terminated at any time at or prior to the Completion Date by the mutual written consent of the Vendor and the Purchaser, or unilaterally by either Party by written notice to the other Party after 66 calendar days from the date of this Agreement have passed if Completion has not occurred within such 66 calendar day period.

10.3 In the event this Agreement is terminated as provided in this clause 10, this Agreement (other than clauses 1, 2.3, 2.4 and 11 to 22 (apart from clauses 13 and 18)) shall become null and void and of no further force and effect and neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued prior to termination).

11.      WITHHOLDING TAX

Except as otherwise provided in this Agreement, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding will not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amount as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

12.      ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the sale and purchase of the Share and the Harvest Payables. This Agreement supersedes all previous agreements between the Parties relating to the sale and purchase of the Share and the Harvest Payables, all of which shall cease to have any further force or effect and neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

13.      VARIATION

13.1 No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

13.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

14.      ASSIGNMENT

No Party may assign this Agreement in whole or in part without first obtaining the written consent of the other Party, except in the case of an assignment by the Purchaser of the whole of this Agreement to any member of the Purchaser's Group and provided and so long as such member of the Purchaser's Group at the time of the assignment remains a member of Purchaser's Group (failing which the benefit of this Agreement shall no longer be available to such assignee nor to any assignor) and any purported assignment in contravention of this clause shall be ineffective. In any event, no assignment shall be made pursuant to this clause 14 until after the Completion Date and, in any event, until after the payment of all amounts required to be paid to the Vendor from the Escrow Account pursuant to clause 5.3.

15.      ANNOUNCEMENTS, CONFIDENTIALITY AND RETURN OF INFORMATION

15.1 No announcement, disclosure or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or the Purchaser without the prior written approval of the other, (such approval not to be unreasonably withheld or delayed) during any period prior to or within three (3) months after Completion. This shall not affect any announcement, disclosure or circular required by law, the rules of any stock exchange, supervisory, regulatory or governmental body.

15.2 Notwithstanding clause 15.1, the Vendor shall without the prior written consent of the Purchaser be allowed to make such public disclosures or announcements as may be considered appropriate by its legal counsel in the United

States of America for purposes of United States Securities and Exchange Commission filing rules and requirements, and United States New York Stock Exchange rules and requirements, or such other public disclosures as may be required by the Vendor's legal advisers in the United States of America. The Vendor shall provide a copy of such disclosures to the Purchaser.

15.3 Each Party shall treat as strictly confidential and will not disclose any information received or obtained by it or its officers, employees, agents or advisers as a result of entering into or performing this Agreement which relates to:

(a) the provisions of this Agreement, or any document or agreement entered into pursuant to this Agreement;

(b)      the negotiations leading up to or relating to this Agreement; or

(c)      any other parties,

and the Parties acknowledge that they shall treat as strictly confidential all information arising from the Vendor's ownership of the Share, provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:

            (i)   required by the law of any jurisdiction;

            (ii) required by any applicable securities exchange, supervisory or regulatory or governmental body to which the relevant Party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law;

            (iii) made to the relevant Party's professional advisers, auditors, bankers or the professional advisers, auditors, bankers or any other member of the relevant Party's group of companies; or

            (iv) of information that has already come into public domain through no fault of the relevant Party or any other member of that Party's group of companies.

15.4 If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Purchaser shall return to the Vendor:

(a) all books and records received from the Vendor, any member of the Vendor's Group or their advisers relating to or belonging to the Company;

(b)      the Disclosure Letter; and

(c) all documents and information received by the Purchaser, any member of the Purchaser's Group or their advisers from the Vendor, any member of the Vendor's Group or their advisers for purposes of the Due Diligence.

15.5 For the avoidance of doubt, this clause 15 shall also not apply to any disclosure or announcement made by the Vendor to Minlay and/or the Company to the extent that such disclosure or announcement is required under the LLC Law, and/or the Foundation Documents in relation to Minlay's and the Company's pre-emptive rights and Minlay's consent. Furthermore, this clause 15 shall not apply to any disclosure or announcement made by the Vendor to EBRD, Minlay and/or the Company with regard to the assumption by the Purchaser of the Vendor's obligations under the EBRD Retention Agreement, the EBRD Pledge Agreement and any other relevant Financing Agreement or Project Agreement as may be required for such assumption by EBRD.

16.      COSTS

16.1 Subject to clause 16.2, each of the Parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement, including but not limited to the fees of its own legal advisers, accountants, financial advisers, brokers, technical specialists and investment advisers.

16.2     The Purchaser and the Vendor shall bear the burden equally of:

(a) any costs or fees charged by the Escrow Agent with respect to the Escrow Agreement; and

(b)      any costs, fees or charges relating to the Notary pursuant to clauses
         5.2 and 5.3.

17.      SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

18.      FURTHER ASSURANCE

18.1 The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transactions contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

18.2 After Completion, the Purchaser shall make available to the Vendor or shall procure that any member of the Purchaser's Group shall make available to the Vendor (except in the case of the Company after Completion, whereby the Purchaser shall use its reasonable endeavours in its capacity as a Company participant under the LLC Law and the Foundation Documents to procure that the Company shall provide to the Vendor) such records of the Company as the Vendor may reasonably require for the preparation of any federal, state or local tax return of the Vendor in the United States of America or for purposes of any reporting required by any securities laws, regulations or other rules in the United States of America and such records as the Vendor may reasonably require for the defence of any administrative or court proceeding in the United States of America concerning any federal, state or local tax return and reporting of the Vendor in the United States of America.

19.      NOTICES

19.1 Any notice or other communication to be given by either Party to the other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in clause 19.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 19.2 and in each case marked for the attention of the relevant Party set out in clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 19). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)      in the case of delivery by hand, when delivered;

(b)      in the case of fax, at the time of transmission;

(c) in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the third Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

19.2     The addresses and fax numbers of the parties for the purpose of clause
19.1 are as follows:

VENDOR

Address:              15835 Park Ten Place Drive, Suite 115
                      Houston, Texas 77084, USA

Fax:                  +1-281-579-6702

For the attention of: General Counsel

With a copy sent to the Vendor's legal counsel:

Name and Address:     Baker & McKenzie
                      Sadovaya Plaza, 11th Floor
                      Dolgorukovskaya Street, 7
                      127006 Moscow, Russia

Fax:                  +7-095-787-2701

For the attention of: Alexander Chmelev

PURCHASER

Address:              Artemidos 4
                      City House, P.C. 6030
                      Larnaca, Cyprus

Fax:                  +7-095-785-1572

For the attention of: Christiana Christou

With a copy sent to the Purchaser's legal counsel:

Name and Address:     Freshfields Bruckhaus Deringer
                      Kadashevskaya Naberezhnaya 14/2
                      119017 Moscow, Russia

Fax:                  +7-095-785-3001

For the attention of: Dmitry Surikov

19.3 Either Party may notify the other Party of a change to its name, relevant addressee, address or fax number for the purposes of this clause y19, provided that, such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

20.      WAIVERS/RIGHTS AND REMEDIES

20.1 No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

20.2 The rights and remedies of both Parties under or pursuant to this Agreement are cumulative, may be exercised as often as the relevant Party considers appropriate and are in addition to its rights and remedies under general law.

20.3 The rights and remedies of both Parties under this Agreement shall not be affected, and their liabilities under this Agreement shall not be released, discharged or impaired, by Completion, provided that this clause 20.3 shall not be construed to extend any right or remedy that otherwise would have been terminated upon Completion under this Agreement.

20.4 Notwithstanding anything in this Agreement to the contrary, the Vendor shall not be liable to the Purchaser for any loss of profits, loss of revenue, lost opportunity, or lost business or any other indirect or consequential losses.

21.      NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save as expressly provided in clause 14, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

22.      GOVERNING LAW AND DISPUTE RESOLUTION

22.1 This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, English law.

22.2 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by final and binding arbitration under the Rules of the LCIA, which Rules are deemed to be incorporated by reference into this clause 22. There shall be three arbitrators, one to be selected by each Party and the two so selected shall jointly select the third. The seat and place of the arbitration shall be London, the United Kingdom. The language of the arbitration shall be English. The Parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.

22.3 The Parties agree that they will provide discovery in any arbitration proceeding conducted pursuant to this Agreement. The Parties agree to produce all documents related to the activities of the Vendor, the Purchaser's Group and the Company as they relate and to the extent applicable to negotiations, Due Diligence, transactions, warranties, indemnities, breaches and any other matters relating to this Agreement (DISCOVERY MATTERS). Such documents shall include, but shall not be limited to, contracts, books, records, internal documents, notes and memoranda, of any and all kinds and types, to the extent they relate to such activities. It shall not be objectionable that documents are requested by general category. The Parties also agree to provide oral depositions of their employees, officers and directors as well as those of the Vendor, the Purchaser's Group respective employees, as well as those of the Vendor, the Purchaser's Group and the Company as they relate to the Discovery Matters. The arbitral tribunal shall have the power, upon the application of the any party, to make all appropriate orders for the discovery described above.

23.      COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

AS WITNESS this Agreement has been signed on behalf of the Parties the day and year first before written.

                                   SCHEDULE 1

                             DETAILS OF THE COMPANY

1.   Date of Formation:               6 December 1991

2.   Country of Formation:            The Russian Federation

3.   Registration Authority:          Inspectorate of the Ministry of the
                                      Russian Federation for Taxes and Duties
                                      for the Purovsky District of the Yamalo-
                                      Nenets Autonomous Region.

4.   Registration Certificate         [_______________]
     Number:

5.   Registered Office:               Purpe Settlement, Purovsky District
                                      Yamalo-Nenets Autonomous Region Russian
                                      Federation, 629840

6.   General Director:                Avgeny V. Grebenshikov

7.   Authorised Capital:              RUR 62,957,763

8.   Issued Capital:                  RUR 62,957,763

9.   Registered Participants:         Open Joint Stock Company "Minlay"
                                      Tarko-Sale Settlement
                                      Ul. Pobedy 22 "a", Purovsky District
                                      Yamalo-Nenets Autonomous Region
                                      Russian Federation, 629850
                                      (Size of participation interest - 66%)

                                      Harvest Natural Resources, Inc.
                                      15835 Park Ten Place Drive, Suite 115,
                                      Houston, Texas 77084, USA
                                      (Size of participation interest - 34%)

10.  Auditors:                        None

                                   SCHEDULE 2

                                  THE LICENCES

1. Licence CJIX No. 10867 HP issued to OOO "Geoilbent" for geological exploration and production of oil, gas and condensate on the North-Gubkinskoye and Prisklonovoye fields.

2. Licence CJIX No. 11053 HP issued to OOO "Geoilbent" for geological exploration and development of deposits of hydrocarbon resources in the Urabor-Yakhinsky license area.

3. Licence CJIX No. 11054 HP issued to OOO "Geoilbent" for geological exploration and development of deposits of hydrocarbon resources in the Vansko-Namyssky license area.

4. Licence CJIX No. 00391 HII issued to Russian-American Joint Venture Geoilbent Limited for geological exploration of mineral resources and feasibility study of oil and gas bearing capacity in the Yangyakhinsky area.

                                   SCHEDULE 3

                                 THE WARRANTIES

1.       THE VENDOR AND THE COMPANY

1.1      AUTHORISATIONS

(a) The Vendor is a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

(b) The Vendor has the requisite power and authority to enter into, execute, deliver and perform this Agreement and, subject to clause 3.1, has obtained all corporate and other authorisations of the Vendor and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions to enter into and perform its obligations under this Agreement.

(c) This Agreement constitutes and the other documents executed by the Vendor which are to be delivered at Completion will, when executed, constitute binding obligations of the Vendor enforceable in accordance with their respective terms.

(d) The execution and delivery of and the performance by the Vendor of its obligations under, this Agreement will not:

           (i) result in a breach of any provision of the foundational or governing documents of the Vendor or of the Company;

          (ii) result in a breach of any law or regulation or any order, judgement or decree of any court or governmental agency to which the Vendor is a party or by which the Vendor is bound which is material in the context of the transactions contemplated by this Agreement; or

         (iii) conflict with any document which is binding on the Vendor which is material in the context of the transactions contemplated by this Agreement.

(e) The Vendor is not the subject of any proceedings seeking its dissolution, liquidation, or winding up. The Vendor is able to pay its debts as they become due, is not otherwise insolvent and has not made a transfer in fraud of creditors. The Vendor has not filed a petition seeking the appointment of a trustee, receiver, liquidator, custodian or similar official with respect to the Vendor or any significant portion of its property, nor has any other person filed any such petition against the Vendor.

(f) The Vendor is not engaged in any material litigation or arbitration or similar proceedings related to the transactions contemplated by this Agreement and to the best knowledge of the Vendor, no such litigation, arbitration or proceeding is threatened against the Vendor.

1.2      THE COMPANY AND THE SHARE

(a) The Share is fully-paid or properly credited as fully-paid and the Vendor is the sole legal and beneficial owner of the Share free from all Security Interests, options, equities, claims or other rights or interests of third parties (including rights of pre-emption) of any nature whatsoever except for:

          (i) the Security Interest and other related rights granted to EBRD pursuant to the EBRD Pledge Agreement; and

         (ii) the rights of pre-emption of the Company and Minlay (and the grant of Minlay's consent) under the LLC Law and the Foundation Documents until these rights have been expressly or impliedly waived, and such consent granted, as contemplated by clauses 3.1(e) and (f).

(b) The information in respect of the Company set out in Schedule 1 is true and accurate.

(c) The copies of the Foundation Documents in the Russian language that have been supplied to the Purchaser or the Purchaser's legal counsel are complete and accurate.

(d) The Share represents 34% of the charter capital of the Company, and the total charter capital of the Company has a nominal value of RUR 62,957,763. The Company has no issued or authorised equity interests of any class or type other than that representing the total charter capital indicated in the preceding sentence of this paragraph 1.2(d).

(e) There has been no decision made and no agreement or commitment is outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any equity interests (including the Share) or debentures in the Company.

(f) The Company is a limited liability company duly organised and existing under the laws of the Russian Federation.

(g) The Company does not have any "subsidiary" or "dependent" companies as defined in Articles 105 and 106 of the Russian Civil Code.

(h) To the best knowledge of the Vendor, the Company does not have any obligations to third parties which are not reflected in the Accounts (including obligations based on suretyship, guarantee or similar agreements).

(i) The total amount of the Company's obligations under any employment and other agreements with its General Director does not exceed the equivalent of USD 90,000 per year.

(j) To the best knowledge of the Vendor, the Company is not a party to any obligation or agreement envisaging the creation, increase or accelerated repayment of any debt of the Company or any other disadvantageous consequences for the Company as a result of conclusion of this Agreement or implementation of transactions contemplated hereby except for the Financing Agreements and the Subordinated Shareholder Loan.

(k) To the best knowledge of the Vendor, no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company is outstanding except the Security Interests and other related rights granted to EBRD pursuant to the Financing Agreements.

2.       FINANCIAL MATTERS

2.1      THE ACCOUNTS OF THE COMPANY

(a) To the best knowledge of the Vendor, the Accounts of the Company give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the results thereof for the financial year ended on the Accounts Date.

(b) Without limiting the generality of paragraph 2.1(a), to the best knowledge of the Vendor:

           (i) the Accounts either make full provision for or, disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the Company as at the Accounts Date;

          (ii) the Accounts for each of the last three (3) financial years ended on the Accounts Date were prepared under and in accordance with GAAP; and

         (iii)    the results shown by the Accounts for each of the last three
                  (3) financial years ended on the Accounts Date were not (except as therein disclosed) affected by any material item or by any other material factor.

2.2      POSITION OF THE COMPANY SINCE ACCOUNTS DATE

(a) To the best knowledge of the Vendor, since the Accounts Date there has been no material adverse change in the financial position of the Company and no event, fact or matter has occurred which is reasonably likely to give rise to any such change.

(b)      To the best knowledge of the Vendor, since the Accounts Date:

            (i) the business of the Company has been carried on in the ordinary and usual course and the Company has not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

           (ii) no dividend or other distribution has been declared, paid or made by the Company (except for any dividends provided for in the Accounts);

          (iii) no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

           (iv) there has been no material change in the level of borrowing or in the working capital requirements of the Company;

            (v) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of USD 1,000,000 being included as MATERIAL for this purpose);

           (vi) the Company has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of USD 1,000,000;

          (vii) no debtor has been released by the Company on terms that it pays less than the book value of its debt and no debt in excess of USD 1,000,000 owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable; and

         (viii) the Company has not repaid any loans in advance of its stated maturity.

3.       REGULATORY MATTERS

(a) To the best knowledge of the Vendor, the Company has obtained all material licences required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b) To the best knowledge of the Vendor, the licences referred to in paragraph 3(a) are in full force and effect.

4.       THE LICENCES

4.1 The Licences constitute all licences, permits, contracts, prospects and concessions in or by which the Company holds an interest to explore or search, bore for, get, produce or develop Petroleum, and the documents made available to the Purchaser for inspection in the Due Diligence are, to the best of the Vendor's knowledge, the only material agreements or arrangements relating to or affecting the creation, existence or validity of the interests of the Company under the Licences.

4.2 To the best knowledge of the Vendor and subject to the provisions of the Licences and applicable law, the Company is the legal and beneficial owner of its interests under the Licences free from all charges, liens, encumbrances, equities and claims whatsoever.

4.3 To the best knowledge of the Vendor, there are no binding arrangements (except as may be set forth in the Licences or applicable law) which restrict the ability of the Company freely to dispose of Petroleum which is or may become attributable to those Licences in which it is interested.

4.4 To the best knowledge of the Vendor, the Company does not carry on, nor has in the 5 years preceding this Agreement carried on, any business other than that of exploring for and producing Petroleum and carrying out related activities.

5.       LITIGATION

So far as the Vendor is aware, the Company is not a plaintiff or defendant in or otherwise a party to any material litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning the Company or any of its assets, and no governmental or official investigation or inquiry concerning the Company is in progress or pending except as described in the Disclosure Letter.

6.       INSOLVENCY

6.1 So far as the Vendor is aware, no order has been made and no resolution has been passed for the winding up of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

6.2 So far as the Vendor is aware, no administration order has been made and no petition for such an order has been presented in respect of the Company.

6.3 So far as the Vendor is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

6.4 So far as the Vendor is aware, the Company is not insolvent, nor is it unable to pay its debts within the meaning of Article 3 of the Law on Insolvency (Bankruptcy) of the Russian Federation, nor has it stopped paying its debts as they fall due.

6.5 No voluntary arrangement has been proposed under Article 61 of the Russian Civil Code in respect of the Company.

6.6 So far as the Vendor is aware, no unsatisfied final judgment that would materially adversely affect the business, assets and operations of the Company is outstanding against the Company.

                                   SCHEDULE 4

                       THE ESCROW AGENT'S ACKNOWLEDGEMENT

            [Copy of fax acknowledgement to be inserted upon receipt]

                                   SCHEDULE 5

                   NOTIFICATION OF THE PROPOSED SALE TO MINLAY

                 [Letterhead of Harvest Natural Resources, Inc.]

[RUSSIAN LANGUAGE DOCUMENT]

                                   SCHEDULE 6

                                MINLAY'S RESPONSE

                             [OAO Minlay Letterhead]

[RUSSIAN LANGUAGE DOCUMENT]

                                   SCHEDULE 7

                     CERTIFICATE OF NO REVOCATION BY MINLAY

                                   CERTIFICATE

         Reference is hereby made to clause 3.1(e) of the Agreement for the sale and purchase of a 34% interest in OOO "Geoilbent" dated 16 September 2003 (the AGREEMENT) between Harvest Natural Resources, Inc. and Yukos Operational Holding Limited. Capitalised terms used herein and not otherwise defined shall have the same meanings as defined in the Agreement.

         Pursuant to the said clause 3.1(e), the Vendor informed Minlay through a notification dated __________ 2003, in the form attached as Schedule 5 to the Agreement (the NOTIFICATION), of the Vendor's intention to sell the Share as contemplated by the Agreement. The Notification was accompanied by a copy of the Agreement, and 30 calendar days have passed since the delivery of the Notification. Minlay responded to the Notification through a response dated __________ 2003, substantially in the form attached as Schedule 6 to the Agreement and duly signed on behalf of Minlay (the RESPONSE), whereunder Minlay granted its consent to the sale of the Share and expressly waived the exercise of its right of pre-emption in respect of the Share, as specified in clauses 3.1(e)(i)(A) and 3.1(e)(i)(B) of the Agreement respectively, and the Response, in original, was delivered to the Purchaser on __________ 2003. I, [Name] the [Title] of the Vendor do hereby certify on behalf of the Vendor that during the 30 calendar day period following the delivery of the Notification, the Vendor received no written communication from Minlay that would constitute a revocation of the waiver specified in clause 3.1(e)(i)(B) through an express exercise by Minlay of its right of pre-emption in respect of the Share.

HARVEST NATURAL RESOURCES, INC.

By:__________________
   Name:
   Title:

                                   SCHEDULE 8

                NOTIFICATION OF THE PROPOSED SALE TO THE COMPANY

                 [Letterhead of Harvest Natural Resources, Inc.]

[Russian Language Document]

                                   SCHEDULE 9

                          THE COMPANY'S EXPRESS WAIVER

                             [Geoilbent Letterhead]

[RUSSIAN LANGUAGE DOCUMENT]

                                   SCHEDULE 10

                   CERTIFICATE OF NO REVOCATION BY THE COMPANY

                                   CERTIFICATE

         Reference is hereby made to clause 3.1(f) of the Agreement for the sale and purchase of a 34% interest in OOO "Geoilbent" dated 16 September 2003 (the AGREEMENT) between Harvest Natural Resources, Inc. and Yukos Operational Holding Limited. Capitalised terms used herein and not otherwise defined shall have the same meanings as defined in the Agreement.

         Pursuant to the said clause 3.1(f), the Vendor informed the Company through a notification dated __________ 2003, in the form attached as Schedule 8 to the Agreement (the NOTIFICATION), of the Vendor's intention to sell the Share as contemplated by the Agreement. The Notification was accompanied by a copy of the Agreement, and 40 calendar days have passed since the delivery of the Notification. The Company responded to the Notification through a response dated __________ 2003, substantially in the form attached as Schedule 9 to the Agreement and signed on behalf of the Company by the Company's general director (the RESPONSE), whereunder the Company granted a written waiver of the exercise of its right of pre-emption in respect of the Share, and the Response, in original, was delivered to the Purchaser on __________ 2003. I, [Name] the [Title] of the Vendor do hereby certify on behalf of the Vendor that during the 40 calendar day period following the delivery of the Notification, we received no written communication from the Company that would constitute a revocation by the Company of the waiver granted by it pursuant to the Response through an express exercise by the Company of its right of pre-emption in respect of the Share.

HARVEST NATURAL RESOURCES, INC.

By:__________________
   Name:
   Title:

                                   SCHEDULE 11

                   CERTIFICATE OF THE COMPANY'S IMPLIED WAIVER

                                   CERTIFICATE

         Reference is hereby made to clause 3.1(f) of the Agreement for the sale and purchase of a 34% interest in OOO "Geoilbent" dated 16 September 2003 (the AGREEMENT) between Harvest Natural Resources, Inc. and Yukos Operational Holding Limited. Capitalised terms used herein and not otherwise defined shall have the same meanings as defined in the Agreement.

         Pursuant to the said clause 3.1(f), the Vendor informed the Company through a notification dated __________ 2003, in the form attached as Schedule 8 to the Agreement (the NOTIFICATION), of the Vendor's intention to sell the Share as contemplated by the Agreement. The Notification was accompanied by a copy of the Agreement, and 40 calendar days have passed since the delivery of the Notification. I, [Name] the [Title] of the Vendor do hereby certify on behalf of the Vendor that during the 40 calendar day period following the delivery of the Notification, the Vendor received no response from the Company in respect of the Notification and, accordingly, the Company has impliedly waived the exercise of its right of pre-emption in respect of the Share.

HARVEST NATURAL RESOURCES, INC.

By:__________________
   Name:
   Title:

                                   SCHEDULE 12

                TRANSFER OF OWNERSHIP NOTIFICATION TO THE COMPANY

                 [Letterhead of Harvest Natural Resources, Inc.]

[RUSSIAN LANGUAGE DOCUMENT]

                                   SCHEDULE 13

                         ASSIGNMENT OF HARVEST PAYABLES

                               DEED OF ASSIGNMENT

THIS DEED OF ASSIGNMENT is made the ___ day of ____ 2003.

BETWEEN:

(1) HARVEST NATURAL RESOURCES, INC., a corporation organised under the laws of Delaware, USA, whose principal place of business is at 15835 Park Ten Place Drive, Suite 115, Houston, Texas 77084, USA (the ASSIGNOR); and

(2) YUKOS OPERATIONAL HOLDING LIMITED, a company organised under the laws of Cyprus, whose principal place of business is at Artemidos 4, City House, P.C. 6030, Larnaca, Cyprus (the ASSIGNEE).

WHEREAS:

The Assignor and the Assignee have entered into an Agreement for the sale and purchase of a 34% interest in OOO "Geoilbent" dated 16 September 2003 (the AGREEMENT) pursuant to which the Assignor agreed to assign to the Assignee at Completion (as defined in the Agreement) all debts outstanding and payable by OOO "Geoilbent" (the COMPANY) to the Assignor (including principal, interest and all other amounts payable as of 30 June 2003) under and pursuant to:

(a) the Subordinated Loan Agreement dated 14 June 2002 between the Assignor and the Company;

(b) the Services Agreement dated 1 January 1999 between the Assignor and the Company;

(c) the Secondment Agreement dated 1 June 2002 between the Assignor and the Company; and

(d) all other additional agreements entered into between the Assignor and the Company in furtherance of the transactions contemplated by the aforementioned Secondment Agreement and Services Agreement,

such debts not to exceed US$ 5,500,000 in the aggregate (collectively, the DEBT).

NOW THIS DEED WITNESSES:

1. In consideration of the Assignee paying the Assignor a consideration in the amount of US$ 5,500,000 the Assignor hereby assigns the Debt to the Assignee absolutely.

2. This Deed shall be governed by and construed in accordance with the laws of England. Clauses 22.2 and 22.3 of the Agreement are hereby incorporated by reference, mutatis mutandis, and shall have the same force and effect as if set forth in this Deed.

IN WITNESS WHEREOF the parties hereto have executed this document as a deed on the day and year first hereinbefore mentioned.

SIGNED as a deed and delivered on behalf of          )
HARVEST NATURAL RESOURCES, INC.,                     )
a company incorporated in the State of Delaware,     )
the United States of America,                        )
by _____________________                             )
being a person who, in accordance with the laws of   )
that territory, is acting under the authority of     )
HARVEST NATURAL RESOURCES, INC.                      )

SIGNED as a deed and delivered on behalf of          )
YUKOS OPERATIONAL HOLDING LIMITED,                   )
a company incorporated in Cyprus,                    )
by _____________________                             )
being a person who, in accordance with the laws of   )
that territory, is acting under the authority of     )
YUKOS OPERATIONAL HOLDING LIMITED                    )

                                   SCHEDULE 14

                     IRREVOCABLE ESCROW RELEASE INSTRUCTION

Citibank, N.A.,
5 Carmelite Street,
LondonEC4Y 0PA

FOR THE ATTENTION OF: SPECIALISED AGENCY GROUP

[DATE]

ESCROW AGREEMENT

We refer to the Agreement dated 16 September 2003 between Harvest Natural Resources Inc., as Vendor, Yukos Operational Holding Limited, as Purchaser and Citibank, N.A., as Escrow Agent (the "ESCROW AGREEMENT"). Words and expressions used in this Completion Instruction shall have the same meanings as in the Escrow Agreement.

This irrevocable escrow release instruction is being provided to you in accordance with Clause 5(2)(a) of the Escrow Agreement. You are hereby irrevocably instructed to pay the following amount from the Escrow Account:

(a) to the Vendor an amount of USD 73,000,000.00 into the following account:

         Account of:  Harvest Natural Resources, Inc.

         Account No.: [_____________]

         Bank:        JPMorgan Chase Bank, Houston, Texas

         ABA#:        [______________]

         SWIFT:       [______________]

(b) to the Purchaser, all interest and other income accrued on the Escrow Amount from 16 September 2003 until the date of this irrevocable escrow release instruction (both days inclusive), into the following account:

         Account of:  Yukos Operational Holding Limited

         Account No.: [_____________________]

         Bank:        [_____________________]

         SWIFT:       [_____________________]

This Completion Instruction shall be governed by English law.

Yours sincerely,

HARVEST NATURAL RESOURCES, INC.

By: ____________________________________
    (Authorised Representative)

and

YUKOS OPERATIONAL HOLDING LIMITED

By: ____________________________________
    (Authorised Representative)

                                  SCHEDULE 15

                     LIMITATIONS ON THE VENDOR'S LIABILITY

1.       SCOPE

Save as otherwise expressly provided in this Schedule 15, the provisions of this
Schedule 15 shall operate to limit the liability of the Vendor in respect of any Claim.

2.       LIMITATIONS ON QUANTUM

2.1 The maximum aggregate liability of the Vendor in respect of all Claims shall not exceed USD 69,500,000.

2.2 No liability shall attach to the Vendor in respect of any Claim unless the liability of the Vendor in respect of such Claim exceeds USD 69,500 in which case the Vendor shall (subject to paragraph 2.3) be liable for the whole of such amount and not merely the excess.

2.3 No liability shall attach to the Vendor unless the aggregate amount of all Claims for which it would, in the absence of this provision, be liable shall exceed USD 695,000 and in such event the Vendor shall be liable for the whole of such amount and not merely the excess.

2.4 Paragraphs 2.1 to 2.3 shall not apply to any Claim against the Vendor to the extent that it is established that the liability of the Vendor in respect of that Claim arises from fraud on the part of the Vendor.

3.       TIME LIMITS

3.1 The Vendor shall be under no liability in respect of any Claim and any such Claim shall be wholly barred and unenforceable unless notice of such Claim (stating in reasonable detail the specific matters in respect of which the Claim is made and including so far as reasonably practicable an estimate of the maximum amount of the Claim) shall have been served upon the Vendor by the Purchaser by no later than eighteen months after the Completion Date PROVIDED THAT the liability of the Vendor in respect of any Claim specified in such notice shall absolutely determine and cease (if such Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of the Claim shall not have been commenced against the Vendor by being both properly issued and validly served on the Vendor within six months of the giving of such notice.

3.2 No liability shall attach to the Vendor to the extent that a Claim has arisen or the amount of the Claim has been increased because notice was not given to the Vendor of the relevant facts of that Claim as soon as reasonably practicable and in any event no later than 60 days after the Purchaser became aware thereof.

3.3 Paragraphs 3.1 and 3.2 shall not apply to any Claim against the Vendor to the extent that it is established that the liability of the Vendor in respect of that Claim arises from fraud on the part of the Vendor.

4.       RECOVERY FROM THIRD PARTIES

In circumstances where the Vendor shall have paid to the Purchaser an amount in respect of a Claim and subsequent to the making of such payment any member of the Purchaser's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment, the Purchaser shall take all reasonable steps to recover that amount and shall procure that each other member of the Purchaser's Group shall promptly repay to the Vendor an amount equal to the amount so recovered or, if lower, the amount paid by the Vendor to the Purchaser.

5.       NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED

5.1      PROVISION OR RESERVE IN THE ACCOUNTS

No liability shall attach to the Vendor in respect of any Claim to the extent that allowance, provision or reserve in respect of the matter or thing giving rise to such Claim has been made in the Accounts or that such matter or thing has specifically been taken into account therein.

5.2      INSURANCE

No liability shall attach to the Vendor in respect of any Claim if and to the extent that such Claim relates to any loss or damage recoverable by any member of the Purchaser's Group under any policy of insurance or which would have been so recoverable but for any change in insurance after the Completion Date.

6.       FUTURE ACTS

6.1      CHANGE IN LEGISLATION

No liability shall attach to the Vendor in respect of any Claim to the extent that such Claim would not have arisen (or the amount of the Claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the Completion Date (whether or not such change purports to be effective retrospectively in whole or in part) or if such Claim would not have arisen (or the amount of the Claim would not have been increased) but for any judgement delivered after the date hereof.

6.2      VOLUNTARY ACTS AND OMISSIONS

No liability shall attach to the Vendor in respect of any Claim to the extent that such Claim would not have arisen but for an omission or a voluntary act (other than an omission or act carried out pursuant to a legally binding obligation created on or before the Completion Date) of the Company (or any member of the Purchaser's Group carrying on the business of the Company in succession thereto) outside the

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ordinary course of such business in circumstances such that, when such action was taken:

(a) the Purchaser, any controlling entity of the Purchaser or any direct or indirect subsidiaries of such controlling entity from time to time:

           (i) held itself or jointly with any other member of the Purchaser's Group more than a 50 per cent participation interest in the charter capital of the Company; or

          (ii) otherwise held or controlled (itself or jointly with any other member of the Purchaser's Group or by legally binding agreement with other participants in the Company) a majority of the voting rights in the Company or otherwise controlled the decisions made by the Company with respect to such omission or act in the capacity of a Company participant under the LLC Law and the Foundation Documents; or

         (iii) itself or jointly with any other member of the Purchaser's Group had the right to appoint or remove the general director or any other governing body of the Company as may from time to time be provided by the Charter, and

(b) a member of the Purchaser's Group was aware that the action would entitle the Purchaser to bring a Claim against the Vendor and there was available to the relevant member of the Purchaser's Group a reasonable alternative course of action which would not have so entitled the Purchaser.

7.       ACTS APPROVED BY THE PURCHASER

The Purchaser shall not be entitled to bring any Claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of the Purchaser or its authorised agent or representative prior to the Completion Date or which is expressly authorised by this Agreement unless, acting reasonably, the Purchaser is unaware that such act or omission would cause a breach of Warranty.

8.       CONTINGENT AND UNQUANTIFIABLE LIABILITIES

No liability shall attach to the Vendor in respect of any Claim to the extent that the Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be.

9.       NO DOUBLE RECOVERY

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage or deficiency.

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

10.      OPPORTUNITY TO REMEDY

No liability shall attach to the Vendor in respect of any Claim if and to the extent that the breach giving rise to such Claim is capable of remedy (without cost or loss to any member of the Purchaser's Group) except to the extent that the relevant breach remains either wholly or partially unremedied (without such cost) after the expiry of 30 days following receipt by the Vendor of notice from the Purchaser giving full particulars of the relevant breach and requiring it to be so remedied.

11.      CORRESPONDING BENEFIT

In assessing any damages or other amounts recoverable under this Agreement, there shall be taken into account the value of any monetary benefit accruing to any member of the Purchaser's Group in consequence of the matter or circumstances giving rise to the Claim pursuant to which the damages or such other amounts become recoverable, including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained or obtainable by any member of the Purchaser's Group and any amount by which any tax for which any member of the Purchaser's Group is or may be liable to be assessed or made accountable is reduced or extinguished arising in consequence of such matter or circumstances.

12.      SURVIVAL OF THESE PROVISIONS

The provisions of this Schedule 15 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any rescission or termination of any other provisions of this Agreement.

13.      DUTY TO MITIGATE NOT AFFECTED

Nothing in this Agreement shall relieve the Purchaser of any common law or other duty to mitigate any loss or damage suffered or incurred by it.

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SIGNED

by _____________________                     )
Name: Peter Hill                             )
Title: President and Chief Executive Officer )
                                             )
for and on behalf of HARVEST                 )
NATURAL RESOURCES, INC.                      )

SIGNED

by _____________________                     )
Name:                                        )
Title:                                       )
                                             )
for and on behalf of YUKOS                   )
OPERATIONAL HOLDING LIMITED                  )

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